UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

As previously disclosed in a Current Report on Form 8-K filed on June 1, 2012 (“June 1, 2012 Form 8-K”) and a Current Report on Form 8-K filed on June 7, 2012 (the “June 7, 2012 Form 8-K”) by Penson Worldwide Inc. (the “Company” or “we”), on May 31, 2012, the U.S. broker-dealer subsidiary of the Company, Penson Financial Services, Inc. (“PFSI”), entered into certain definitive agreements with Apex Clearing Holdings LLC (“Apex Holdings”) and its affiliates, through which Apex Holdings was to be formed as the parent company of Apex Clearing Corporation (“Apex Clearing”). Pursuant to these agreements, on June 5, 2012, PFSI completed the transfer to Apex Clearing of certain assets and liabilities relating to its securities clearing business and contributed certain net assets valued at a total of $90.0 million towards the regulatory capital of Apex Clearing in exchange for an approximately 94% equity interest in Apex Holdings. Apex Clearing Solutions LLC, a wholly-owned subsidiary of PEAK6 Investments, L.P., is the managing member of Apex Holdings and is in control of its business operations. The Transactions closed on June 5, 2012. For a more detailed description of such agreements and the transactions completed pursuant thereto (collectively, the “Transactions”), see the June 1, 2012 Form 8-K and the June 7, 2012 Form 8-K filed by the Company and related exhibits.

The Company is filing this Form 8-K to provide the unaudited pro forma financial information giving effect to the Transactions discussed in Item 2.01 of the June 7, 2012 Form 8-K and related notes, indicated by Exhibit 99.1 filed hereto. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 presents the Company’s results of operations and financial information as if the Transactions had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transaction as if it had occurred on March 31, 2012.

(d) Exhibits

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Penson Worldwide, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: June 11, 2012	By:	/s/ Philip A. Pendergraft
Philip A. Pendergraft
Chief Executive Officer